Exhibit 99.1

Investor Contacts:
Olga Guyette, VP-Investor Relations & Treasury (781) 356-9763 olga.guyette@haemonetics.com	David Trenk, Manager-Investor Relations (203) 733-4987 david.trenk@haemonetics.com
Media Contact:
Josh Gitelson, Senior Director-Global Communications (781) 356-9776 josh.gitelson@haemonetics.com

Haemonetics Acquires Vivasure Medical Limited
BOSTON, MA, January 9, 2026 -- Haemonetics Corporation (NYSE: HAE), a global medical technology company focused on delivering innovative solutions designed to improve patient outcomes, today announced the acquisition of Vivasure Medical Limited (Vivasure), a Galway, Ireland-based company pioneering next-generation technology for percutaneous vessel closure.
Vivasure’s PerQseal® Elite system uses a proprietary bioabsorbable patch to seal large-bore (up to 26 F) arteriotomies and venotomies from inside the vessel, offering a sutureless, fully absorbable solution for structural heart and endovascular procedures. In 2025, Vivasure submitted a Premarket Approval application to the U.S. FDA for the PerQseal Elite arterial closure system and received CE Mark approval in Europe for both arterial and venous indications. Results from the prospective, single-arm, multi-center ELITE arterial study demonstrated ease of use with no need for pre-close, with 0% major complications at thirty-day follow-up, and immediate median time to hemostasis1.
The acquisition includes an upfront cash payment of €100 million, or approximately €52 million net of the value of certain previous investments and other loans made by Haemonetics to Vivasure as well as other customary closing adjustments, and up to an additional €85 million in contingent consideration based on sales growth and the achievement of certain other milestones, also subject to adjustment based on the value of certain prior investments and loan amounts. Haemonetics financed this transaction through available cash on hand.
“Acquiring Vivasure expands Haemonetics’ complete range of closure devices with new and clinically differentiated technology to bolster our presence in the large-bore closure market and our impact in fast-growing structural heart and endovascular procedures,” said Ken Crowley, Vice President & General Manager, Interventional Technologies at Haemonetics. “With strong clinical performance and safety data, PerQseal Elite positions us for increased leadership in advanced closure, as we leverage our commercial scale and operational synergies to deliver increased value to physicians and hospitals.”
“We’re extremely proud of the progress made in advancing closure technology, and grateful to the clinicians, employees, board members, investors and government bodies who supported Vivasure’s mission. Joining Haemonetics provides the global scale and resources to accelerate the availability of PerQseal Elite and bring its clinical benefits to more physicians and patients worldwide,” said Andrew Glass, Chief Executive Officer of Vivasure Medical Limited.
About Haemonetics
Haemonetics is a global medical technology company dedicated to improving the quality, effectiveness and efficiency of health care. Our innovative solutions addressing critical medical needs include a suite of hospital technologies designed to advance standards of care and help enhance outcomes for patients; end-to-end plasma collection technologies to optimize operations for plasma centers; and products to enable blood centers to collect in-demand blood components. To learn more about Haemonetics, visit www.haemonetics.com.
1 In per-protocol population; Major Vascular Complications per VARC-3 definition

About Vivasure Medical Limited
Based in Galway, Ireland, Vivasure is focused on the development of advanced polymer implants and delivery systems, primarily focused on minimally invasive vessel closure in cardiology, interventional radiology and vascular surgery. Vivasure operates a fully integrated R&D and ISO 13485 certified manufacturing facility.
PerQseal and PerQseal Elite are not available for sale in the United States. For more information, please visit www.vivasuremedical.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements do not relate strictly to historical or current facts and may be identified by the use of words such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "forecasts," "foresees," "potential" and other words of similar meaning in conjunction with statements regarding, among other things, (i) plans and objectives of management for the operation of Haemonetics, (ii) the anticipated benefits to Haemonetics arising from the completion of the acquisition, (iii) the impact of the acquisition on Haemonetics' business strategy and future business and operational performance, and (iv) the assumptions underlying or relating to any such statement. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon Haemonetics' current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties.
Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the failure to realize the anticipated benefits of the acquisition or the acquisition having an unanticipated impact; Haemonetics' ability to predict accurately the demand for products and products under development by it or Vivasure Medical Limited and to develop strategies to successfully address relevant markets; actual and anticipated achievement of the future sales growth and other milestones on which contingent consideration is based; the impact of competitive products and pricing; regulatory uncertainties, including in the receipt or timing of regulatory approvals; technical innovations that could render products marketed or under development by Haemonetics or Vivasure Medical Limited obsolete and risks related to the use and protection of intellectual property. These and other factors are identified and described in more detail in Haemonetics' filings with the U.S. Securities and Exchange Commission. Haemonetics does not undertake to update these forward-looking statements.